EXHIBIT 99.1

Hooker Furniture Reports Improved Sales and Profits for Fiscal 2011 Third Quarter

MARTINSVILLE, Va., Dec. 6, 2010 (GLOBE NEWSWIRE) -- Hooker Furniture (Nasdaq:HOFT) today reported net sales of $55.7 million, a 6% year- over -year increase for its fiscal 2011 third quarter which began on August 2, 2010 and ended October 31, 2010. The Company increased net sales $3.1 million from $52.6 million during the same period a year ago.

Net income for the third quarter increased $213,000 to $1.2 million, or $0.11 per share, compared to net income of $957,000, or $0.09 per share, for the comparable period last year.

For the first nine months of the fiscal year, which began on February 1, 2010 and ended October 31, net sales increased $9.8 million, or 6.5% to $160.5 million compared to $150.6 million for the same period a year ago. The Company reported net income for the first nine months of $3.4 million or $0.32 per share, compared with net income of $38,000, or less than one cent per share, in the fiscal 2010 nine-month period.

"Given weaker than expected consumer demand during the summer and early fall, we're gratified to have achieved our second consecutive quarter of year-over-year sales increases and to have remained consistently profitable throughout the year," said Paul B. Toms Jr., chairman and chief executive officer. "We were successful this quarter in focusing our inventory mix on those best-selling products that drive our business. Consequently, as we've seen demand pick up since early November, we are well-positioned from an inventory availability standpoint to ship customer orders for in-line merchandise immediately."

During the recently completed quarter, increased sales were driven by higher unit volume across all divisions as the Company continued to make progress in shipping an order backlog elevated during the first half of the year from production delays and shipping bottlenecks. As both the shipping and production delays and incoming order rates moderated during the quarter, the Company's backlog shrank to slightly below historical levels. On October 31, the order backlog was at 5.7 weeks of sales, as compared to 8.2 weeks at the end of the most recent first quarter and 7.3 weeks during the same period a year ago.

During the quarter, wood furniture sales increased nearly 4%, while upholstery sales increased approximately 11%, contributing to the $3.1 million increase in revenues compared to the same time a year ago. Imported upholstery sales increased nearly 50% compared to the prior-year quarter, while domestic upholstery sales were essentially flat for the same period.

Gross profit decreased $402,000 to $12.3 million or 22.0% of net sales in the fiscal 2011 third quarter, compared to $12.7 million or 24.1% of net sales in the same period a year ago. Gross margins for wood furniture decreased modestly in the most recent third quarter compared to last year's third quarter, primarily due to increased freight costs for imported furniture experienced during the first half of the year. In the last 30 to 45 days, freight rates have come down with peak season surcharges no longer in effect.

Higher upholstery sales, resulting in improved manufacturing efficiencies, drove improved margins for upholstered and leather furniture, along with ongoing cost reduction efforts. The upholstery division improved to an operating loss of 2.8% of net sales for the fiscal 2011 third quarter, compared to 6.8% for the same period a year ago.

Selling and administrative expenses decreased both as a percentage of sales and in absolute terms. For the fiscal year 2011 third quarter, selling and administrative expenses were 19% of net sales, or $10.6 million, as compared to $10.9 million, or 20.7% of net sales, for the same period a year ago. The decrease in spending was primarily due to the impact of cost reductions implemented in fiscal year 2010, undertaken in response to lower sales volume, as well as lower bad debts and employee benefits expense.

Quality-related costs also declined during the quarter and throughout the first nine months of the year. "A significant improvement in our product and packaging quality, resulting in a reduction of quality-related costs, has been a real bright spot in our performance this year," said Toms, noting that quality costs have been reduced over $1 million as returns and allowances have improved versus the same period a year ago.

Operating profitability for the fiscal 2011 third quarter decreased slightly year over year compared to the fiscal 2010 third quarter. This decrease is primarily due to increased freight costs on imported product, partially offset by decreased selling and administrative expenses and improved domestic upholstery plant utilization due to higher sales. As a result, the Company realized operating income for the fiscal year 2011 third quarter of $1.7 million, or 3.0% of net sales, compared to operating income of $1.8 million, or 3.4% of net sales, in the fiscal year 2010 third quarter.

For the first nine-months of fiscal 2011, the Company's operating income increased to $4.9 million, or 3.1% of net sales, compared to operating income of $657,000, or 0.4% of net sales, in the first nine months of fiscal 2010. The Company reported net income for the 2011 first nine months of $3.4 million or $0.32 per share, compared with net income of $38,000, or less than one cent per share, in the fiscal 2010 nine-month period. Fiscal year 2011 first nine month results include a $500,000 charge ($312,000 or $0.03 per share, after tax), representing the Company's insurance deductible for a fire at one of its distribution facilities during the fiscal 2011 first quarter. Fiscal year 2010 nine month results include an intangible asset impairment charge on the Company's Bradington-Young trade name of $613,000 ($382,000 or $0.04 per share, after tax.)

Cash, Inventory and Debt

Cash and cash equivalents decreased $17.5 million to $20.5 million as of October 31, 2010 from $38.0 million on January 31, 2010 due principally to increased inventories, and increases in prepaid expenses and other current assets and trade receivables, partially offset by increased accounts payable. "We continued through the quarter to build inventory as we shipped our backlog and improved our in-stock position on best-selling products for the expected seasonal uptick in the third and fourth quarters," Toms said. "While demand in the third quarter was weaker than expected, orders have been trending favorably since early November. Average daily orders for November outpaced average daily order rates in the second and third quarters of this fiscal year and November was the best month for incoming orders since April."

The Company had no long-term debt at October 31, 2010. At quarter-end, it had $13.1 million available on its revolving line of credit and $14.6 million available to borrow on the cash surrender value of company-owned life insurance policies.

Business Outlook

"Throughout the year, we've successfully focused on those factors over which we have control. These include developing products and programs to stimulate business and engage the consumer, reducing costs, improving quality and leveraging our financial and logistics strength to flow best selling products and have them in-stock to  provide better service to our customers. We had a solid market in October, and more importantly, the products we have introduced over the last few markets are in the pipeline and performing well at retail," Toms said. "All along, we've said that all we needed to turn the corner was a little help from the economy. We've been encouraged by what we've heard and seen in the last 30 days about improved business as we have visited retailers around the country. As orders trend in a positive direction, we are well-positioned to leverage the current uptick in consumer demand, as well as any sustainable improvement that may materialize," he said.

Announcements

On November 8, 2010, Hooker Furniture announced that it would transfer the Cherryville, N.C. operations and corporate offices of its Bradington-Young leather upholstery division to Hickory, N.C., consolidating its domestic upholstery finished goods production at the company's Hickory plant. The purpose of the consolidation is to enhance long-term competitiveness and improve efficiencies, significantly lowering the break-even point with the goal of achieving profitability at current sales levels.

On November 26, 2010, Hooker Furniture announced that Bruce Cohenour had resigned from his position of President of Hooker Furniture Casegoods, effective November 30. There are no immediate plans to fill the position.

Conference Call Details

Hooker Furniture will present its fiscal 2011 third quarter results via teleconference and live internet web cast on Wednesday morning, December 8, 2010 at 9:00 AM Eastern Time. The dial-in number for domestic callers is 877-665-2466 and the number for international callers is 678-894-3031. The call will be simultaneously web cast and archived for replay on the Company's web site at www.hookerfurniture.com in the Investor Relations section.

Ranked among the nation's top 10 largest publicly traded furniture sources based on 2009 shipments to U.S. retailers, Hooker Furniture Corporation is an 86-year old residential wood, metal and upholstered furniture resource. Major wood furniture product categories include home entertainment, home office, accent, dining, and bedroom furniture in the upper-medium price points sold under the Hooker Furniture brand, and sold at moderate price points under the Envision Lifestyle Collections by Hooker Furniture brand. Youth bedroom furniture is sold under the Opus Designs by Hooker Furniture brand. Hooker's residential upholstered seating companies include Cherryville, N.C.-based Bradington-Young LLC, a specialist in upscale motion and stationary leather furniture, and Bedford, Va.-based Sam Moore Furniture LLC, a specialist in upscale occasional chairs with an emphasis on cover-to-frame customization. Please visit our websites at www.hookerfurniture.com, www.envisionfurniture.com, www.bradington-young.com, www.sammoore.com and www.opusdesigns.com.

The Hooker Furniture Corporation logo is available at http://www.globenewswire.com/newsroom/prs/?pkgid=4305

Statements made in this release, other than those concerning historical financial information, may be considered forward-looking statements. These statements are subject to risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements, including but not limited to: current economic conditions and instability in the financial and credit markets including their potential impact on the Company's (i) sales and operating costs and access to financing and, (ii) customers and suppliers and their ability to obtain financing or generate the cash necessary to conduct their business; general economic or business conditions, both domestically and internationally; price competition in the furniture industry; changes in domestic and international monetary policies and fluctuations in foreign currency exchange rates affecting the price of the Company's imported products; the cyclical nature of the furniture industry which is particularly sensitive to changes in consumer confidence, the amount of consumers' income available for discretionary purchases and the availability and terms of consumer credit; risks associated with the cost of imported goods, including fluctuation in the prices of purchased finished goods and transportation and warehousing costs; supply, transportation and distribution disruptions, particularly those affecting imported products; adverse political acts or developments in, or affecting, the international markets from which the Company imports products, including duties or tariffs imposed on products imported by the Company; risks associated with domestic manufacturing operations, including fluctuations in capacity utilization and the prices of key raw materials, transportation and warehousing costs, domestic labor costs and environmental compliance and remediation costs; the Company's ability to successfully implement its business plans; achieving and managing growth and change, and the risks associated with acquisitions, restructurings, strategic alliances and international operations; risks associated with distribution through retailers, such as non-binding dealership arrangements; capital requirements and costs; competition from non-traditional outlets, such as catalogs, internet and home improvement centers; changes in consumer preferences, including increased demand for lower quality, lower priced furniture due to declines in consumer confidence and/or discretionary income available for furniture purchases and the availability of consumer credit; and higher than expected costs associated with product quality and safety, including regulatory compliance costs related to the sale of consumer products and costs related to defective products. Any forward looking statement that the Company makes speaks only as of the date of that statement, and the Company undertakes no obligation to update any forward-looking statements whether as a result of new information, future events, or otherwise.

Table I
HOOKER FURNITURE CORPORATION AND SUBSIDIARIES
UNAUDITED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share data)

	Thirteen Weeks Ended		Thirty-Nine Weeks Ended
	October 31, 2010	November 01, 2009	October 31, 2010	November 01, 2009

Net sales	$ 55,735	$ 52,605	$ 160,465	$ 150,646

Cost of sales	43,460	39,928	123,965	117,047
Casualty loss	--	--	2,208	--
Insurance recovery	--	--	(1,708)	--
Total cost of sales	43,460	39,928	124,465	117,047

Gross profit	12,275	12,677	36,000	33,599

Selling and administrative expenses	10,610	10,894	31,060	32,329

Restructuring and asset impairment charge	--	--	--	613

Operating income	1,665	1,783	4,940	657

Other income (expense), net	27	(93)	83	(122)

Income before income taxes	1,692	1,690	5,023	535

Income tax expense	522	733	1,601	497

Net income	$ 1,170	$ 957	$ 3,422	$ 38

Earnings per share:
Basic	$ 0.11	$ 0.09	$ 0.32	$ --
Diluted	$ 0.11	$ 0.09	$ 0.32	$ --

Weighted average shares outstanding:
Basic	10,757	10,752	10,757	10,752
Diluted	10,768	10,764	10,768	10,762

Table II
HOOKER FURNITURE CORPORATION AND SUBSIDIARIES
UNAUDITED CONSOLIDATED BALANCE SHEETS
(In thousands, including share data)

	October 31, 2010	January 31, 2010
Assets
Current assets
Cash and cash equivalents	$ 20,460	$ 37,995
Accounts receivable, less allowance for doubtful accounts of $2,004 and $1,938 on each date	28,409	25,894
Inventories	55,622	36,176
Prepaid expenses and other current assets	5,457	3,468
Total current assets	109,948	103,533
Property, plant and equipment, net	21,173	22,747
Intangible assets	3,468	3,468
Cash surrender value of life insurance policies	14,560	14,810
Other assets	4,691	4,541
Total assets	$ 153,840	$ 149,099

Liabilities and Shareholders' Equity
Current liabilities
Trade accounts payable	$ 14,264	$ 10,425
Accrued salaries, wages and benefits	2,427	2,184
Other accrued expenses	1,662	1,953
Accrued dividends	1,077	1,077
Total current liabilities	19,430	15,639
Deferred compensation	6,682	5,868
Total liabilities	26,112	21,507

Shareholders' equity
Common stock, no par value, 20,000 shares authorized, 10,782 and 10,775 shares issued and outstanding on each date	17,134	17,076
Retained earnings	110,261	110,073
Accumulated other comprehensive income	333	443
Total shareholders' equity	127,728	127,592
Total liabilities and shareholders' equity	$ 153,840	$ 149,099

Table III
HOOKER FURNITURE CORPORATION AND SUBSIDIARIES
UNAUDITED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)

	Thirty-Nine Weeks Ended
	October 31, 2010	November 01, 2009
Cash flows from operating activities
Cash received from customers	$ 156,389	$ 154,522
Cash paid to suppliers and employees	(168,370)	(119,671)
Insurance proceeds received on casualty loss	1,708
Income taxes paid, net	(3,087)	(1,728)
Interest paid, net	(60)	(262)
Net cash (used) provided by operating activities	(13,420)	32,861

Cash flows from investing activities
Purchase of property, plant and equipment	(688)	(1,264)
Proceeds received on notes issued for the sale of property	23	23
Proceeds from the sale of property and equipment	2	10
Premiums paid on life insurance policies	(1,321)	(1,352)
Proceeds received on life insurance policies	1,102	986
Net cash used in investing activities	(882)	(1,597)

Cash flows from financing activities
Proceeds from short-term borrowing		4,493
Payments on short-term borrowing		(4,382)
Cash dividends paid	(3,233)	(3,231)
Payments on long-term debt		(5,218)
Net cash used in financing activities	(3,233)	(8,338)

Net (decrease) increase in cash and cash equivalents	(17,535)	22,926
Cash and cash equivalents at beginning of period	37,995	11,804
Cash and cash equivalents at end of period	$ 20,460	$ 34,730

Reconciliation of net income to net cash provided by operating activities:
Net income	$ 3,422	$ 38
Depreciation and amortization	2,254	2,377
Non-cash restricted stock awards and performance grants	58	61
Restructuring and asset impairment charge		613
Provision for doubtful accounts	395	850
Deferred income taxes	(745)	(107)
Loss on disposal of property	9	115
Changes in assets and liabilities:
Accounts receivable	(2,911)	3,163
Inventories	(19,447)	26,703
Prepaid expenses and other current assets	(949)	(1,439)
Trade accounts payable	3,839	(276)
Accrued salaries, wages and benefits	243	629
Accrued income taxes	(253)
Other accrued expenses	(38)	(644)
Deferred compensation	703	577
Other long-term liabilities		201
Net cash (used) provided by operating activities	$ (13,420)	$ 32,861

E-HOFT

CONTACT:  Hooker Furniture
          Paul B. Toms Jr., Chairman, Chief Executive Officer and President
          E. Larry Ryder, Executive Vice President
           & Chief Financial Officer
            (276) 632-2133
          Kim D. Shaver, Vice President, Marketing Communications
            (336) 880-1230